                                                                    EXHIBIT 12.1

                             TENNESSEE GAS PIPELINE

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                              SIX MONTHS
                                                ENDING            YEAR ENDED DECEMBER 31,
                                               JUNE 30,    -------------------------------------
                                               1998(1)     1997    1996    1995    1994    1993
                                              ----------   -----   -----   -----   -----   -----
Earnings
  Income from Continuing Operations.........    $  77      $ 154   $  52   $ 160   $ 177   $ 164
  Income Taxes..............................       37         83      74       8      87     100
                                                -----      -----   -----   -----   -----   -----
  Income from Continuing Operations before
     Income Taxes...........................      114        237     126     168     264     264
  Interest and Debt Expense.................       60         82      46      68      99     117
  Interest Component of Rent................                  --       3       3       1      --
  Undistributed Earnings....................       (6)        (2)     (2)    (12)     (3)     (5)
                                                -----      -----   -----   -----   -----   -----
          Total Earnings Available for Fixed
            Charges.........................    $ 168      $ 317   $ 173   $ 227   $ 361   $ 376
                                                =====      =====   =====   =====   =====   =====
Fixed Charges
  Interest and Debt Expense.................    $  60      $  82   $  46   $  68   $  99   $ 117
  Interest Components of Rent...............       --         --       3       3       1      --
                                                -----      -----   -----   -----   -----   -----
          Total Fixed Charges...............    $  60      $  82   $  49   $  71   $ 100   $ 117
                                                =====      =====   =====   =====   =====   =====
Ratio of Earnings to Fixed Charges..........     2.80       3.87    3.53    3.20    3.61    3.21
                                                =====      =====   =====   =====   =====   =====


---------------


(1) Because of the seasonal nature of TGP's business, the ratio for the six-month period may not necessarily be indicative of the ratio that will result for the full year 1998.



     For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factors; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, and the estimated portion of rental expense representing the interest factor, adjusted to reflect actual distributions from equity investments.